Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 22, 2023, with respect to the consolidated financial statements of American Airlines, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in each of the prospectuses.

/s/ KPMG

Dallas, Texas

February 24, 2023